POWER OF ATTORNEY
To Prepare and Execute Documents Pursuant to
Sections 13 and 16 of the Securities and Exchange Act of 1934, as Amended, And Rules Promulgated thereunder, by and on Behalf of
BofA Securities, Inc.

BofA Securities, Inc. a Delaware corporation (the "Corporation"), hereby appoints Hannah Chae, Andres Ortiz Custodio, Tze Wei Kelvin Kwok, Frank Liu, James Todd,  Tolu Tade, Zainab Tarteel, Mei Suet Michelle Wong and Monica Yako as Attorneys-in-Fact for the Corporation (each an " Attorney-in-Fact") acting for the Corporation and in the Corporation' s name, place and stead to:

1. execute and deliver agreements, forms and documents arising  during  the Company' s ordinary course of business related to all Large Shareholder, Short Position and Takeover Panel regulatory reporting requirements in all applicable jurisdictions .

2. do any act or enter into any other document necessary or ancillary  to  the foregoing.

Any Documents executed by an Attorney-in-Fact shall fully bind and commit the Corporation and all other parties to such Documents may rely upon the execution thereof by the Attorney-in-Fact as if executed by the Corporation and as the true and lawful act of the Corporation.

This Power of Attorney shall (i) supersede the Power of Attorney dated August 9, 2019,
(ii) automatically terminate as to the authority of any Attorney-in-Fact on upon such Attorney-in- Fact's resignation or termination from Bank of America's Global Compliance and Operational Risk Group and (iii) unless earlier terminated under clause (ii), otherwise remain in effect until revoked in writing by the Corporation; provided however, such termination shall have no impact on any Document or instrument connected therewith executed by such Attorney-in-Fact for the Corporation prior to such termination.

The Secretary of the Corporation shall retain this Power of Attorney as an official document of the Corporation.

IN WITNESS WHEREOF, this Power of Attorney has been executed and delivered by Corporation to each Attorney-in-Fact on this 25th day of May, 2022.

BofA Securities, Inc.
By:  W. Eric Gallinek
Name: W. Eric Gallinek
Title: Chief Compliance Officer/Broker-Dealer
& Managing Director